Exhibit 99.1

SOURCE: Procera Networks

Aug 25, 2008 08:00 ET

Procera Networks Secures $6 Million in Private Placement Financing

LOS GATOS, CA--(Marketwire - August 25, 2008) - Procera® Networks Inc. (AMEX: PKT), a developer of Evolved Deep Packet Inspection (DPI) solutions providing traffic awareness, control and protection for complex networks, today announced the company has secured $6 million in private financing. This will allow the Procera to accelerate the hiring and training of Field Engineers and accelerate the purchase of inventory for its recently announced Tier-1 product family, the PacketLogic PL10000.

About Procera Networks Inc.

Procera Networks Inc. delivers Evolved DPI solutions that give service providers full awareness, control and protection of their applications and networks. Its core product suite, the PacketLogic line of platforms, leverages the company's advanced identification engine, DRDLTM (Datastream Recognition Definition Language), to provide identification of network traffic available today in real-time. PacketLogic is deployed at more than 400 broadband service providers, telcos, governments and higher education campuses worldwide. Founded in 2002, Procera (AMEX: PKT) is based in Silicon Valley and has offices around the globe. More information is available at www.proceranetworks.com.

Procera Networks is a registered trademark, and PacketLogic and DRDL are trademarks of Procera Networks Inc. All rights reserved. All other products or brands mentioned are trademarks and/or service marks of their respective owners.